Consent of Independent Auditor

The Board of Directors

SciMar Ltd.

We consent to the use of our report dated February 9, 2023 on the financial statements of SciMar Ltd. (the Company), which comprise the statements of financial position as of September 30, 2022 and 2021, the related statements of loss and comprehensive loss, changes in equity and cash flows for each of the years then ended, and the related notes, in this Offering Circular to the Form 1-A/A of the Company.

/s/ KPMG LLP

Chartered Professional Accountants

December 12, 2023

Winnipeg, Canada